Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com
FOR IMMEDIATE RELEASE
FTD Group, Inc. Reports Second Quarter Fiscal Year 2007 Revenue Increase of 38.8% versus the Prior Year
•	Domestic Consumer Segment Revenue Grew 9.8% versus the Prior Year

•	Domestic Florist Segment Revenue Grew 1.0% versus the Prior Year, Excluding $1.8 Million from the Prior Year Related to Renaissance Greeting Cards, which was Sold in December 2005

•	Newly Acquired International Segment Contributed Revenue of $37.5 Million; International Consumer Order Volume Grew 15.6% versus the Prior Year

•	Second Quarter Diluted EPS Grew to $0.21, versus Diluted EPS of $0.19 in the Prior Year Quarter, which Includes $0.02 in the Prior Year Period Related to Renaissance Greeting Cards, which was Sold in December 2005

•	Annual Revenue Target Reconfirmed at $630 Million, EBITDA Target (Excluding Other Expense (Income), Net) Raised to $89.0 Million from $85.4 Million and Diluted EPS Target Raised to $0.96 from $0.91
DOWNERS GROVE, IL. – Thursday, January 25, 2007 – FTD Group, Inc. (NYSE: FTD), a leading global provider of floral products and services, today announced second quarter fiscal year 2007 financial results for the period ended December 31, 2006.
SECOND QUARTER FISCAL YEAR 2007 RESULTS
Second quarter fiscal year 2007 consolidated revenue grew $42.3 million, or 38.8%, to $151.5 million, compared to revenue of $109.2 million for the same period of fiscal year 2006. Interflora Holdings Limited (“Interflora”), which the Company acquired on July 31, 2006, accounted for $37.5 million of this increase in revenue. Growth in the Company’s domestic businesses contributed the remaining $4.8 million increase.
Net income for the second quarter of fiscal year 2007 was $6.1 million, or $0.21 per diluted share, compared to net income of $5.9 million, or $0.19 per diluted share, in the prior year quarter. During December 2005, the Company sold substantially all of the assets and certain liabilities of Renaissance Greeting Cards, Inc. (“Renaissance”). The prior year period included income from the operations and sale of Renaissance, totaling $0.5 million net of tax, or $0.02 of diluted EPS.
3113 Woodcreek Drive • Downers Grove, IL 60515
Main Phone: (630) 719-7800 •www.ftd.com • www.interflora.co.uk

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of fiscal year 2007 was $20.6 million compared to EBITDA of $17.4 million for the same period of the prior fiscal year. The prior year EBITDA includes $0.9 million related to the Renaissance operations, including the gain on the sale. Second quarter fiscal 2007 EBITDA, excluding other expense (income), net, was $20.9 million, which represents growth of $4.4 million over the same period of the prior fiscal year, excluding the operations and sale of Renaissance from the prior year period. Other expense (income), net, of $0.2 million is primarily related to net foreign currency losses recognized during the second quarter of fiscal year 2007.
A table reconciling net income to EBITDA (including adjustments) is included with the attached consolidated financial statements. The Company believes EBITDA (including adjustments) provides supplemental information related to the Company’s operations and results.
Domestic Consumer Segment
The Domestic Consumer Segment achieved revenues of $69.5 million in the second quarter of fiscal year 2007, compared to revenues of $63.3 million in the same period of fiscal year 2006, representing a 9.8% increase. Growth was driven by a 7.2% increase in order volume. Second quarter operating income in the Domestic Consumer Segment was $3.8 million or 5.4% of Domestic Consumer Segment revenue compared to $3.9 million in the prior year quarter, or 6.2% of Domestic Consumer Segment revenue. Operating income margin in the current period was impacted primarily by investment spending in our technology infrastructure.
Domestic Consumer orders during the second quarter of fiscal year 2007 totaled 1,136,000 compared to 1,060,000 orders in the same period of fiscal year 2006. Average order value increased to $60.01 in the current quarter from $59.33 in the prior year’s quarter. The percentage of Internet orders decreased slightly to 88.5% from 89.3% in the second quarter of fiscal year 2006, due to strong growth in phone order volumes.
Domestic Florist Segment
The Domestic Florist Segment achieved revenues of $44.6 million in the second quarter of fiscal year 2007, compared to revenues of $45.9 million in the same period of the prior fiscal year. Included in the prior year was approximately $1.8 million of revenue related to Renaissance. Excluding the revenue from the prior fiscal year period related to Renaissance, revenues from the Domestic Florist Segment grew 1.0% over the same period of the prior year primarily as a result of an increase in sales related to the Company’s online services and technology system sales. Second quarter fiscal year 2007 operating income for the Domestic Florist Segment was $14.4 million, or 32.3% of Domestic Florist Segment revenue, compared to $14.1 million in the prior year quarter, or 30.8% of Domestic Florist Segment revenue. The expansion in margin was primarily related to an increase in gross margins from the revenue increase described above.
International Segment
The International Segment, a new segment in fiscal year 2007, is primarily comprised of Interflora, a U.K. based provider of floral and gift products and services to consumers and retail floral locations in the U.K. and the Republic of Ireland. Interflora was acquired by the Company on July 31, 2006. For the second quarter of fiscal year 2007, the International Segment achieved revenues of $37.5 million and operating income of $2.7 million, or 7.2% of revenues. Both were in line with management’s expectations. Consumer order volume in the International Segment totaled 473,000, up 15.6% over the same period of the prior fiscal year. Average order value in the International Segment was $64.64 for the period and Internet orders comprised 69.3% of the order volume.
BALANCE SHEET AND OTHER HIGHLIGHTS
As of December 31, 2006 the Company’s debt balance totaled $344.2 million, including notes payable of $24.5 million related to the Interflora acquisition, down from $349.5 million as of September 30, 2006. At the time of the acquisition of Interflora, the Company entered into a new senior secured credit facility consisting of a $150 million term loan and a $75 million revolving credit facility. As of December 31, 2006, the Company had $49 million available under its revolving credit facility. Capital expenditures for the quarter ended December 31, 2006 were $2.9 million and were primarily related to continued technology improvements. Cash and cash equivalents were $31.8 million at December 31, 2006.
“As we have previously communicated, we are committed to using our strong cash flow to drive shareholder value. Not reflected in the December 31, 2006 balance sheet is a $7 million voluntary debt repayment which was made on January 11, 2007,” stated Michael J. Soenen, President and Chief Executive Officer of FTD.
OUTLOOK
“We are pleased with our performance and the improvement in our business from a year ago. We believe we are very well positioned for the remaining two quarters of our fiscal year, which include Valentine’s Day and Mother’s Day. As a result, we are reconfirming our revenue target for the year and increasing our annual EPS and EBITDA targets,” concluded Soenen.
For the full fiscal year 2007, the Company is targeting annual revenues of $630 million, net income of $28.2 million, with diluted earnings per share of $0.96, and EBITDA of $89.0 million. The Company previously announced targeted revenues of $630 million, net income of $26.5 million, with diluted EPS $0.91, and EBITDA of $85.4 million. As previously announced, net income, EPS and EBITDA targets include approximately $3 million of expense related to stock compensation associated with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and a deferred compensation plan related to Interflora. The EBITDA target excludes other expense (income), net, which is expected to primarily relate to foreign currency related gains and losses. The net income and EPS targets are presented on a GAAP basis.
CONFERENCE CALL
A conference call has been scheduled for January 25, 2007 at 10:00 a.m., ET, to review results for the second quarter of fiscal year 2007. To listen to the call over the Internet, go to the investor relations portion of the Company’s Web site, www.ftd.com. Please allow at least 15 minutes to register, download and install any necessary audio software. To listen to the call by phone dial (877) 381-6199 for North American callers or (706) 679-4384 for International callers; mention Conference ID #21324091. A replay of the conference call will be available through February 8, 2007 beginning one hour after the completion of the live call by phone at (800) 633-8284 for North American callers or (402) 977-9140 for International callers or on the Web at www.ftd.com. The conference call contains time-sensitive information that is accurate only as of January 25, 2007, the date of the live broadcast. The call is the property of FTD Group, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD Group, Inc. is strictly prohibited.

ABOUT FTD GROUP, INC.
FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland. The business is supported by the highly recognized FTD and Interflora brands. Both brands utilize the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. The consumer businesses operate primarily through the www.ftd.com Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by the florist businesses which provide products and services to the Company’s independent members.
FORWARD-LOOKING STATEMENTS
This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding the Company’s outlook, anticipated revenue growth and profitability; anticipated benefits of its acquisition of Interflora, anticipated benefits of investments in new products, programs and offerings and opportunities and trends within both the domestic and international floral businesses, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings. The international business will reflect the operations of Interflora Holdings Limited. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and the Company’s industry. Investors are cautioned that actual results could differ from those contained in any forward-looking statements as a result of: the Company’s ability to acquire and retain FTD and Interflora members and continued recognition by members of the value of the Company’s products and services; the acceptance by members of new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to FTD and Interflora members; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the domestic and international consumer businesses; the success of the Company’s marketing campaigns; the ability to retain customers and maintain average order value within the domestic and international consumer businesses; the existence of failures in the Company’s computer systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the domestic and international businesses; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate Interflora and additional partners or acquisitions, if any are identified. These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update its forward-looking statements.
Financial statements follow...

FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Consumer segment	$69,475	$63,282	$116,868	$104,841
Florist segment	44,578	45,903	88,399	90,213
International segment	37,487	—	55,044	—

Total revenues	151,540	109,185	260,311	195,054

Costs of goods sold and services provided:
Consumer segment	50,040	46,397	83,487	76,855
Florist segment	13,064	14,102	27,528	28,940
International segment	25,716	—	37,712	—
Corporate	498	623	1,014	1,185

Total costs of goods sold and services provided	89,318	61,122	149,741	106,980

Gross profit:
Consumer segment	19,435	16,885	33,381	27,986
Florist segment	31,514	31,801	60,871	61,273
International segment	11,771	—	17,332	—
Corporate	(498)	(623)	(1,014)	(1,185)

Total gross profit	62,222	48,063	110,570	88,074

Advertising and selling:
Consumer segment	8,855	7,835	13,741	12,367
Florist segment	12,774	14,055	23,249	27,174
International segment	3,226	—	4,429	—

Total advertising and selling	24,855	21,890	41,419	39,541

General and administrative:
Consumer segment	5,747	4,248	10,225	7,476
Florist segment	2,031	946	4,296	3,230
International segment	5,843	—	9,002	—
Corporate	6,733	6,273	13,241	12,690

Total general and administrative	20,354	11,467	36,764	23,396

Operating income (loss) before corporate allocations:
Consumer segment	4,833	4,802	9,415	8,143
Florist segment	16,709	16,800	33,326	30,869
International segment	2,702	—	3,901	—
Corporate	(7,231)	(6,896)	(14,255)	(13,875)

Total operating income before corporate allocations	17,013	14,706	32,387	25,137

Corporate Allocations:
Consumer segment	1,053	867	1,870	1,602
Florist segment	2,331	2,683	4,723	5,496
International segment	—	—	—	—
Corporate	(3,384)	(3,550)	(6,593)	(7,098)

Total corporate allocations	—	—	—	—

Income (loss) from operations:
Consumer segment	3,780	3,935	7,545	6,541
Florist segment	14,378	14,117	28,603	25,373
International segment	2,702	—	3,901	—
Corporate	(3,847)	(3,346)	(7,662)	(6,777)

Total income from operations	17,013	14,706	32,387	25,137

Other income and expenses:
Interest income	(339)	(129)	(637)	(295)
Interest expense	7,009	4,986	15,235	9,767
Other expense (income), net	249	(44)	(1,295)	(88)

Total other expenses	6,919	4,813	13,303	9,384

Income before income tax	10,094	9,893	19,084	15,753

Income tax expense	3,987	3,992	7,534	6,425

Net income	$6,107	$5,901	$11,550	$9,328

Net income per common share — basic	$0.22	$0.20	$0.41	$0.32

Net income per common share — diluted	$0.21	$0.19	$0.39	$0.31

Weighted average common shares outstanding — basic	28,335	29,404	28,283	29,429

Weighted average common shares outstanding — diluted	29,762	30,417	29,479	30,481

FTD GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31, 2006	June 30, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$31,845	$10,954
Accounts receivable, less allowance for doubtful accounts of $5,084 at December 31, 2006 and $4,437 at June 30, 2006	54,846	26,044
Other current assets	13,545	9,527

Total current assets	100,236	46,525

Property and equipment:
Property and equipment	33,687	25,265
Less accumulated depreciation	8,400	6,051

Property and equipment, net	25,287	19,214

Other assets:
Computer software, net	14,331	10,577
Other noncurrent assets	22,578	21,405
Other intangible assets, less accumulated amortization of $7,544 at December 31, 2006 and $5,993 at June 30, 2006	15,027	14,780
Trademark	186,451	121,577
Goodwill	416,518	336,659

Total other assets	654,905	504,998

Total assets	$780,428	$570,737

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$82,145	$45,273
Notes payable	22,684	—
Other accrued liabilities	28,237	24,083
Current maturities of long-term debt	1,500	1,125

Total current liabilities	134,566	70,481

Senior secured credit facility	148,125	48,875
Senior subordinated notes	170,117	170,117
Post-retirement benefits, accrued pension obligations and other liabilities	5,119	2,368
Deferred income taxes	81,590	61,160

Stockholders’ equity:
Common stock: $0.01 par value, 75,000,000 shares authorized; 29,482,182 shares issued as of December 31, 2006 and June 30, 2006	295	295
Additional paid-in capital	234,844	233,362
Retained earnings (accumulated deficit)	9,996	(1,554)
Accumulated other comprehensive income	6,587	200
Treasury stock, at cost, 1,147,326 shares as of December 31, 2006 and 1,504,480 shares as of June 30, 2006	(10,811)	(14,567)

Total stockholders’ equity	240,911	217,736

Total liabilities and stockholders’ equity	$780,428	$570,737

FTD GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net income	$11,550	$9,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and computer software	7,201	5,116
Gain from sale of business and related transaction	—	(991)
Stock-based compensation expense	959	304
Amortization and write off of deferred financing costs	2,294	776
Provision for doubtful accounts	1,481	1,769
Deferred income taxes	753	862
Decrease in cash due to changes in operating assets and liabilities, net of acquisition	(4,421)	(908)

Net cash provided by operating activities	19,817	16,256

Cash flows from investing activities:
Acquisition of business, excluding cash acquired	(96,717)	—
Capital expenditures	(4,849)	(5,425)
Proceeds from sale of business	—	3,500
Dividends received	176	—

Net cash used in investing activities	(101,390)	(1,925)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of financing costs	148,536	—
Repayments of long-term debt	(50,375)	(5,936)
Excess tax benefit from stock-based compensation	654	196
Proceeds from exercise of stock options	422	184
Purchase of company stock	—	(3,307)

Net cash provided by (used in) financing activities	99,237	(8,863)

Effect of foreign exchange rate changes on cash and cash equivalents	3,227	130

Net increase in cash and cash equivalents	20,891	5,598

Cash and cash equivalents at beginning of period	10,954	8,890

Cash and cash equivalents at end of period	$31,845	$14,488

Supplemental disclosures of cash flow information

Cash paid for:
Interest	$11,924	$8,972

Income taxes, net	$9,676	$2,539

Non-cash disclosure:
Issuance of notes payable associated with the purchase of Interflora Holdings Limited	$24,467	$—

Issuance of treasury stock associated with the purchase of Interflora Holdings Limited	$3,206	$—

Notes receivable associated with the sale of Renaissance	$1,919	$1,793

FTD GROUP, INC.
SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended			Three Months Ended
	December 31, 2006			December 31, 2005
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
Revenues:
Consumer segment	$73,941	$(4,466)	$69,475	$68,003	$(4,721)	$63,282
Florist segment	44,702	(124)	44,578	45,989	(86)	45,903
International segment	37,422	65	37,487	—	—	—

Total	156,065	(4,525)	151,540	113,992	(4,807)	109,185

Costs of Goods Sold and Services Provided:
Consumer segment	50,709	(669)	50,040	47,040	(643)	46,397
Florist segment	13,908	(844)	13,064	14,953	(851)	14,102
International segment	25,740	(24)	25,716	—	—	—
Corporate	498	—	498	623	—	623

Total	90,855	(1,537)	89,318	62,616	(1,494)	61,122

Gross Profit:
Consumer segment	23,232	(3,797)	19,435	20,963	(4,078)	16,885
Florist segment	30,794	720	31,514	31,036	765	31,801
International segment	11,682	89	11,771	—	—	—
Corporate	(498)	—	(498)	(623)	—	(623)

Total	65,210	(2,988)	62,222	51,376	(3,313)	48,063

Advertising and Selling:
Consumer segment	8,855	—	8,855	7,835	—	7,835
Florist segment	15,850	(3,076)	12,774	17,368	(3,313)	14,055
International segment	3,296	(70)	3,226	—	—	—

Total	28,001	(3,146)	24,855	25,203	(3,313)	21,890

General and Administrative:
Consumer segment	6,439	(692)	5,747	4,871	(623)	4,248
Florist segment	2,031	—	2,031	946	—	946
International segment	5,722	121	5,843	—	—	—
Corporate	6,041	692	6,733	5,650	623	6,273

Total	20,233	121	20,354	11,467	—	11,467

Operating Income (Loss) before Corporate Allocations:
Consumer segment	7,938	(3,105)	4,833	8,257	(3,455)	4,802
Florist segment	12,913	3,796	16,709	12,722	4,078	16,800
International segment	2,664	38	2,702	—	—	—
Corporate	(6,539)	(692)	(7,231)	(6,273)	(623)	(6,896)

Total	16,976	37	17,013	14,706	—	14,706

Corporate Allocations:
Consumer segment	1,053	—	1,053	867	—	867
Florist segment	2,331	—	2,331	2,683	—	2,683
International segment	—	—	—	—	—	—
Corporate	(3,384)	—	(3,384)	(3,550)	—	(3,550)

Total	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	6,885	(3,105)	3,780	7,390	(3,455)	3,935
Florist segment	10,582	3,796	14,378	10,039	4,078	14,117
International segment	2,664	38	2,702	—	—	—
Corporate	(3,155)	(692)	(3,847)	(2,723)	(623)	(3,346)

Total	$16,976	$37	$17,013	$14,706	$—	$14,706

Depreciation and Amortization:
Consumer segment	$993	$—	$993	$840	$—	$840
Florist segment	797	—	797	862	—	862
International segment	1,129	—	1,129	—	—	—
Corporate	966	—	966	965	—	965

Total	$3,885	$—	$3,885	$2,667	$—	$2,667

FTD GROUP, INC.
SEGMENT INFORMATION
(Unaudited)
(In thousands)

	Six Months Ended			Six Months Ended
	December 31, 2006			December 31, 2005
	Gross Segment	Eliminations	Consolidated	Gross Segment	Eliminations	Consolidated
Revenues:
Consumer segment	$124,809	$(7,941)	$116,868	$112,953	$(8,112)	$104,841
Florist segment	88,583	(184)	88,399	90,344	(131)	90,213
International segment	54,946	98	55,044	—	—	—

Total	268,338	(8,027)	260,311	203,297	(8,243)	195,054

Costs of Goods Sold and Services Provided:
Consumer segment	84,614	(1,127)	83,487	77,917	(1,062)	76,855
Florist segment	29,199	(1,671)	27,528	30,636	(1,696)	28,940
International segment	37,752	(40)	37,712	—	—	—
Corporate	1,014	—	1,014	1,185	—	1,185

Total	152,579	(2,838)	149,741	109,738	(2,758)	106,980

Gross Profit:
Consumer segment	40,195	(6,814)	33,381	35,036	(7,050)	27,986
Florist segment	59,384	1,487	60,871	59,708	1,565	61,273
International segment	17,194	138	17,332	—	—	—
Corporate	(1,014)	—	(1,014)	(1,185)	—	(1,185)

Total	115,759	(5,189)	110,570	93,559	(5,485)	88,074

Advertising and Selling:
Consumer segment	13,741	—	13,741	12,367	—	12,367
Florist segment	28,574	(5,325)	23,249	32,659	(5,485)	27,174
International segment	4,542	(113)	4,429	—	—	—

Total	46,857	(5,438)	41,419	45,026	(5,485)	39,541

General and Administrative:
Consumer segment	11,379	(1,154)	10,225	8,526	(1,050)	7,476
Florist segment	4,296	—	4,296	3,230	—	3,230
International segment	8,745	257	9,002	—	—	—
Corporate	12,087	1,154	13,241	11,640	1,050	12,690

Total	36,507	257	36,764	23,396	—	23,396

Operating Income (Loss) before Corporate Allocations:
Consumer segment	15,075	(5,660)	9,415	14,143	(6,000)	8,143
Florist segment	26,514	6,812	33,326	23,819	7,050	30,869
International segment	3,907	(6)	3,901	—	—	—
Corporate	(13,101)	(1,154)	(14,255)	(12,825)	(1,050)	(13,875)

Total	32,395	(8)	32,387	25,137	—	25,137

Corporate Allocations:
Consumer segment	1,870	—	1,870	1,602	—	1,602
Florist segment	4,723	—	4,723	5,496	—	5,496
International segment	—	—	—	—	—	—
Corporate	(6,593)	—	(6,593)	(7,098)	—	(7,098)

Total	—	—	—	—	—	—

Operating Income (Loss):
Consumer segment	13,205	(5,660)	7,545	12,541	(6,000)	6,541
Florist segment	21,791	6,812	28,603	18,323	7,050	25,373
International segment	3,907	(6)	3,901	—	—	—
Corporate	(6,508)	(1,154)	(7,662)	(5,727)	(1,050)	(6,777)

Total	$32,395	$(8)	$32,387	$25,137	$—	$25,137

Depreciation and Amortization:
Consumer segment	$1,933	$—	$1,933	$1,457	$—	$1,457
Florist segment	1,631	—	1,631	1,730	—	1,730
International segment	1,705	—	1,705	—	—	—
Corporate	1,932	—	1,932	1,929	—	1,929

Total	$7,201	$—	$7,201	$5,116	$—	$5,116

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus expenses that are not considered reflective of the Company’s core operations. For the period ended December 31, 2006, the items not considered part of the Company’s core operations are the income from the Renaissance operations, including the gain on the sale, and other (income) expense, which primarily consists of net foreign currency gains and losses. EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income, as reported (GAAP basis)	$6,107	$5,901	$11,550	$9,328
plus: Interest expense, net	6,670	4,857	14,598	9,472
plus: Depreciation and amortization	3,885	2,667	7,201	5,116
plus: Income tax expense	3,987	3,992	7,534	6,425

EBITDA(1)	20,649	17,417	40,883	30,341
Income attributable to the Renaissance operations and sale	—	(901)	—	(906)
Other expense (income), net	249	(44)	(1,295)	(88)

Adjusted EBITDA(1)	$20,898	$16,472	$39,588	$29,347

(1)	The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. The adjustments made in the calculation of Adjusted EBITDA, as described above, are adjustments that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and currency fluctuations (primarily resulting from the Interflora business, which is based in the U.K.). The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect other expenses or gains excluded above and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

FTD GROUP, INC.
NON-GAAP FINANCIAL MEASURES
EBITDA
(Unaudited)
(In thousands)
Reconciliation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).
The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA plus expenses that are not considered reflective of the Company’s core operations. For the year ending June 30, 2007, the item not considered reflective of the Company’s core operations is other expense (income), net, which primarily consists of net foreign currency gains and losses. The other expense (income), net presented below reflects the Company’s actual other expense (income), net for the six-month period ended December 31, 2006, and the Company is not projecting any additional other income (expense), net for the period. EBITDA and Adjusted EBITDA are calculated as follows for the period presented:

Year Ending
June 30, 2007
(Forecasted Targets)

Revenues	$630,000

Net income (GAAP basis)	$28,225
plus: Interest expense, net	28,200
plus: Depreciation and amortization	15,500
plus: Income tax expense	18,410

EBITDA(1)	90,335
less: Other expense (income), net	(1,295)

Adjusted EBITDA(1)	$89,040

(1)	The Company uses EBITDA and Adjusted EBITDA as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the senior credit facility entered into in connection with the acquisition of Interflora Holdings Limited, the indenture governing the Notes and the Company’s executive compensation plan. The adjustments made in the calculation of Adjusted EBITDA, as described above, are adjustments that would be made in calculating the Company’s performance for purposes of coverage ratios under the senior credit facility and the indenture governing the Notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above. Measures similar to EBITDA and Adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.

The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and currency fluctuations (primarily resulting from the Interflora business, which is based in the U.K.). The Company also presents EBITDA and Adjusted EBITDA because it believes they are frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are that they do not reflect the Company’s cash expenditures for capital expenditures, they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt, they do not reflect changes in, or cash requirements for, the Company’s working capital requirements, they do not reflect other expenses or gains excluded above and other companies in the Company’s industry may calculate these measures differently than presented above. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA only supplementally.